                                FMC CORPORATION                     EXHIBIT 12.1
                                ---------------                     ------------

              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
              --------------------------------------------------
                             (Amounts in Millions)

                                         Nine Months Ended
                                           September 30,             Years Ended December 31,
                                         -----------------   -----------------------------------------
                                          1995       1994     1994     1993     1992     1991    1990
                                          ----       ----     ----     ----     ----     ----    ----
Earnings:

  Income from continuing operations
   before income taxes and
   extraordinary items                   $206.4     $214.6   $252.3   $ 37.8   $279.6   $255.9   $211.4
  Minority interests                       41.4       50.5     61.4      2.5      3.6      3.0      8.1
  Undistributed (earnings) losses of
   affiliates                              (0.5)       1.9      4.1     (0.4)    (6.8)    (3.1)    (4.2)
  Interest expense and amortization
   of debt discount, fees and
   expenses                                67.0       51.3     68.0     73.6     94.9    124.7    150.6
  Amortization of capitalized interest      6.0        5.8      7.8      7.6      7.6      7.4      7.0
  Interest included in rental expense      16.3       16.0     21.4     20.0     19.9     18.1     14.2
                                         ------     ------   ------   ------   ------   ------   ------
Total earnings                           $336.6     $340.1   $415.0   $141.1   $398.8   $406.0   $387.1
                                         ------     ------   ------   ------   ------   ------   ------
Fixed charges:

  Interest expense and amortization
    of debt discount, fees and
    expenses                             $ 67.0     $ 51.3   $ 68.0   $ 73.6   $ 94.9   $124.7   $150.6
  Interest capitalized as part of
    fixed assets                            7.9        2.5      4.6      0.7      2.1      3.5      6.2
  Interest included in rental expense      16.3       16.0     21.4     20.0     19.9     18.1     14.2
                                         ------     ------   ------   ------   ------   ------   ------
Total fixed charges                      $ 91.2     $ 69.8   $ 94.0   $ 94.3   $116.9   $146.3   $171.0
                                         ------     ------   ------   ------   ------   ------   ------


Ratio of earnings to fixed charges          3.7x       4.9x     4.4x     1.5x     3.4x     2.8x     2.3x
                                         ======     ======   ======   ======   ======   ======   ======
                                           (A)                          (B)

(A) - The ratio of earnings to fixed charges for the nine months ended September 30, 1995 before the gain on sale of FMC Wyoming stock, restructuring and other charges and write-off of acquired in-process research and development was 4.2x.

(B) - The ratio of earnings to fixed charges for the year ended December 31, 1993 before restructuring and other charges was 3.3x.